Exhibit 99.1

NYSE to Commence Delisting Proceedings Against Zalatoris Acquisition Corp. (TCOA)

August 19, 2024 04:15 PM Eastern Daylight Time

NEW YORK--(BUSINESS WIRE)--The New York Stock Exchange LLC (“NYSE” or “Exchange”) announced today that the staff of NYSE Regulation has determined to commence proceedings to delist the three securities enumerated below (“Securities”) of Zalatoris Acquisition Corp. (the “Company”) from the NYSE. NYSE Regulation reached its decision to delist the Company’s Securities pursuant to Section 802.02 of the NYSE Listed Company Manual because the Company was unable to demonstrate that it had regained compliance with the requirement to maintain a minimum of 300 public stockholders as required by Section 802.01B of the NYSE Listed Company Manual by the end of the maximum 18-month compliance plan period.

Symbol	Description

TCOA	Class A Common Stock, $0.0001 par value per share

TCOA.U	Units, each consisting of one share of Class A Common Stock and one Redeemable Warrant

TCOA WS	Redeemable Warrants, each warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share

The Company has a right to a review of this determination by a Committee of the Board of Directors of the Exchange (the “Committee”). The NYSE will announce a suspension date at such time as i) the Company does not request a review by the Committee within 10 business days of this notice, ii) the Company determines that it does not intend to appeal, iii) the subsequent review of the Committee determines that the Company should be suspended, or iv) there are other material developments. After the suspension announcement, the NYSE would then apply to the Securities and Exchange Commission to delist the Company’s Securities.

Contacts

Company Contacts:
Investor Relations & Media Contacts:
Email: pr@zalatorisac.com
Number: +1 (917) 675-3106

NYSE Contact:
NYSE Communications
PublicRelations-NYSE@ice.com

NYSE Regulation